UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 4, 2007

ZUMIEZ INC.

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

000-51300	91-1040022
(Commission File Number)	(IRS Employer Identification No.)

6300 Merrill Creek Parkway, Suite B, Everett, Washington	98203
(Address of Principal Executive Offices)	(Zip Code)

(425) 551-1500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Chief Financial Officer

On June 4, 2007, Zumiez Inc. (the “Company”) and Trevor S. Lang executed an offer letter (the “Offer Letter”) relating to the appointment of Mr. Lang as the Company’s Chief Financial Officer and Corporate Secretary.  It is anticipated that Mr. Lang will begin his employment relationship with the Company in late June or early July of 2007.  Richard M. Brooks will continue to serve as the Company’s acting Chief Financial Officer until such time.

Trevor S. Lang, age 36, has served as Vice President of Finance for Carter’s, Inc. since January 2003.  At Carter’s, Mr. Lang was responsible for the management of the corporate accounting and finance functions.  From September 1999 until joining Carter’s in 2003, Mr. Lang served in a progressive series of Vice President roles in the finance area at Blockbuster Inc., culminating in his role as Vice President Operations Finance where he was responsible for accounting and reporting for over 5,000 company owned and franchised stores.  From 1994 until 1999, Mr. Lang worked in the audit division of Arthur Andersen reaching the level of audit manager. Mr. Lang is a 1993 graduate of Texas A&M University with a BBA, Accounting.   He is also a Certified Public Accountant.

Pursuant to the terms of the Offer Letter, Mr. Lang will receive:

•                  An annual base salary of $250,000;

•                  The ability to participate in the Company’s executive bonus plan with a maximum bonus potential of 100% of base pay (prorated based on Mr. Lang’s start date);

•                  An option to purchase 50,000 shares of the Company’s common stock vesting over a five-year period;

•                  A grant of 15,000 shares of restricted stock vesting over a five-year period; and

•                  A signing bonus of $155,000

The foregoing is a material summary of the compensation that will be payable to Mr. Lang in connection with his employment with the Company.  Mr. Lang will be an at-will employee of the Company and the Offer Letter does not constitute an agreement or contract for employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZUMIEZ INC.
(Registrant)

Date: June 5, 2007	By:	/s/ Richard M. Brooks
Richard M. Brooks
President and Chief Executive Officer
and acting Chief Financial Officer